Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Reports First Quarter Results

WEST LAFAYETTE, IN, February 14, 2017 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced financial results for the first quarter of fiscal 2017.

First Quarter Results

For the three months ended December 31, 2016, revenue amounted to $6,174,000 a 26% increase from $4,895,000 in the first quarter of fiscal 2016.

Service revenue for the first quarter of fiscal 2017 increased 30% to $5,264,000 compared to $4,055,000 for the same period in fiscal 2016. Preclinical services revenue increased due to a significant increase in the number of studies compared to the prior year period. Other laboratory services revenues were positively impacted by higher discovery and pharmaceutical analysis revenues in the first three months of fiscal 2017 versus the comparable period in fiscal 2016.

Sales in our Products segment increased 8% in the first quarter of fiscal 2017 from $840,000 to $910,000 when compared to the same period in the prior fiscal year. The majority of the increase stems from higher sales of our Culex automated in vivo sampling systems and related consumables over the same period in the prior fiscal year.

Gross profit increased to $1,859,000, or 30% of revenue, in the first quarter of fiscal 2017, compared to $984,000, or 20% of revenue, during the comparable fiscal 2016 period. The principal causes for the improvement were the increase in revenue, which led to a higher absorption of the fixed costs in our business, and a more favorable sales mix.

Operating expenses for the first quarter of fiscal 2017 increased 17% to $1,765,000 compared to $1,513,000 during the first quarter of fiscal 2016. The principal reasons for the increase were the accrual for the severance for our former Chief Executive Officer, amounting to approximately $200,000, as well as higher consulting services related to our forbearance arrangements with Huntington Bank. These items were offset slightly by decreased spending for both outside services and employee search costs.

Operating income for the first quarter of fiscal 2017 amounted to $94,000 compared to an operating loss of $529,000 for the first quarter of fiscal 2016. The improvement was primarily due to higher revenue and the improved operating margins partially offset by increased operating expenses.

Net income for the first quarter of fiscal 2017 amounted to $17,000, or $0.00 per diluted share, compared to a net loss of $506,000, or $0.06 per diluted share for the first quarter of fiscal 2016.

EBITDA was positive for the first quarter of fiscal 2017, amounting to $480,000, compared to a negative EBITDA for the first quarter of fiscal 2016 of $171,000.

Cash Used in Operating Activities

Cash provided by operating activities was $1,009,000 for the first quarter of fiscal 2017 due in part to the improved operating income performance during the first quarter and lower working capital levels. The Company had $287,000 in cash and cash equivalents at December 31, 2016.  During the first quarter of fiscal 2017, cash from operations funded capital expenditures for building improvements and equipment of approximately $105,000 and assisted in lowering the Company’s line of credit from $1,358,000 at September 30, 2016 to $597,000 at December 31, 2016.

Credit Arrangements Default

During fiscal 2016 and throughout the first quarter of fiscal 2017 we have operated either in default of, or under forbearance arrangements with respect to, our credit agreements with Huntington National Bank (“Huntington Bank”). Effective January 31, 2017, we entered into a Fifth Forbearance Agreement and Sixth Amendment to Credit Agreement (the “Fifth Forbearance Agreement”) with Huntington Bank. Pursuant to the Fifth Forbearance Agreement, Huntington Bank agreed to forbear from exercising its rights and remedies under the Company’s credit facility and from terminating the Company’s related swap agreement with respect to the Company’s non-compliance with applicable financial covenants under the credit agreement and any further non-compliance with such covenants until July 31, 2017. If we are unable to refinance our indebtedness before the end of the forbearance period, and were Huntington Bank to demand payment on the outstanding debt under our credit arrangements, we would have insufficient funds to satisfy that obligation. In such case, in addition to the ability to immediately demand payment of the outstanding debt under our term loan and revolving loan, Huntington Bank would have the right to exercise its security interest, to take possession of or sell the underlying collateral, to increase interest accruing on the debt, to refrain from making additional advances under the revolving loan, and to terminate our interest rate swap. We have classified the entire term loan payable to Huntington Bank and the interest rate swap agreement with Huntington Bank as current liabilities of the Company.

The Company’s Board of Directors has directed management to seek alternatives that will enable the Company to repay its indebtedness to Huntington Bank in full upon the expiration of the forbearance period.The Company continues to explore initiatives to address solutions to our credit issues, including but not limited to, the potential disposition of certain of its assets as well as a possible sale and leaseback of the building in West Lafayette, Indiana. Management has been reviewing details of all current account management, pricing strategies and marketing programs as well as invoicing and top line growth initiatives around focused strength areas. Management has been, and continues to be actively engaged in more effectively controlling operating costs in the short term, as they strive for long term stabilization and growth. Similarly, the Board of Directors continues to weigh options for replacing the Chief Executive Officer.

Remarks

Jill Blumhoff, BASi’s Vice President of Finance and Chief Financial Officer commented, “During the first quarter, revenues grew more than 25% compared to the same period of the prior year and nearly 20% sequentially from the fourth quarter of fiscal 2016. As we manage the challenges to rectify our liquidity position, the entire team at BASi remains focused on our core priorities including opportunities to refine our operations, capture more cost savings where appropriate and expand our business with existing customers and add new ones. Our performance in the first quarter reflects a significant improvement in our reported revenue and profitability versus recent trends. I sincerely want to thank our employees across the entire organization for their dedication to helping us achieve the results this quarter.”

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are EBITDA for the first quarters of fiscal 2017 and 2016. EBITDA refers to a financial performance measure that excludes certain income statement line items, such as interest, taxes, depreciation, and amortization. EBITDA may also exclude certain non-cash expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company’s results and may facilitate a fuller analysis of the Company’s results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company’s filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2016	2015

Service revenue	$5,264	$4,055
Product revenue	910	840
Total revenue	6,174	4,895

Cost of service revenue	3,750	3,339
Cost of product revenue	565	572
Total cost of revenue	4,315	3,911

Gross profit	1,859	984
Operating expenses:
Selling	336	307
Research and development	104	157
General and administrative	1,325	1,049
Total operating expenses	1,765	1,513

Operating income (loss)	94	(529)

Interest expense	(76)	(66)
Decrease in fair value of warrant liability	-	89
Other income	1	1
Income (loss) before income taxes	19	(505)

Income taxes	2	1

Net income (loss)	$17	$(506)

Other comprehensive income (loss)	21	(80)

Comprehensive income (loss)	$38	$(586)

Basic net income (loss) per share	$0.00	$(0.06)
Diluted net income (loss) per share	$0.00	$(0.06)

Weighted common shares outstanding:
Basic	8,107	8,107
Diluted	8,699	8,107

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2016	September 30, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$287	$386
Accounts receivable
Trade, net of allowance of $565 at December 31, 2016 and September 30, 2016, respectively	2,450	1,649
Unbilled revenues and other	404	591
Inventories, net	1,367	1,453
Prepaid expenses	621	798
Total current assets	5,129	4,877

Property and equipment, net	15,867	16,136
Lease rent receivable	60	51
Goodwill	38	38
Other assets	26	27
Total assets	$21,120	$21,129

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,046	$2,965
Restructuring liability	1,117	1,117
Accrued expenses	1,306	1,089
Customer advances	3,765	3,114
Income tax accruals	14	13
Revolving line of credit	597	1,358
Fair value of interest rate swap	13	35
Current portion of capital lease obligation	124	126
Term loan, net of debt issuance costs	3,465	3,656
Total current liabilities	13,447	13,473

Capital lease obligation, less current portion	166	198

Total liabilities	13,613	13,671

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value: 1,185 Series A shares at $1,000 stated value issued and outstanding at December 31, 2016 and September 30, 2016, respectively	1,185	1,185
Common shares, no par value: Authorized 19,000,000 shares; 8,107,558 issued and outstanding at December 31, 2016 and September 30, 2016, respectively	1,989	1,988
Additional paid-in capital	21,250	21,240
Accumulated deficit	(16,904)	(16,921)
Accumulated other comprehensive income (loss)	(13)	(35)
Total shareholders’ equity	7,507	7,458

Total liabilities and shareholders’ equity	$21,120	$21,129

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands) (Unaudited)

		Three Months Ended December 31,
		2016	2015
GAAP Net income (loss)		$17	$(506)

Add back:	Interest expense	76	66
	Income taxes	2	1
	Depreciation and amortization	375	342
	Decrease in fair value of warrant liability	-	(89)
	Stock option expense	10	15

EBITDA (loss)		$480	$(171)

EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses, impairment charges and the change in the fair value of warrant liability.